EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                             April 14, 2003
                             VALSPAR UPDATES SECOND
                            QUARTER EARNINGS OUTLOOK

MINNEAPOLIS, MINNESOTA - The Valspar Corporation (NYSE-VAL), a leading coatings manufacturer, announced today that it expects diluted earnings for the second quarter ending April 25, 2003 to be in the range of 60(cent) to 65(cent) per share, compared to 67(cent) per share in the comparable period a year ago. Valspar had previously announced on February 10, 2003 that it expected second quarter earnings to be in the range of 70(cent) to 75(cent) per share.

Sales for the second quarter are expected to be approximately equal to the second quarter of 2002, reflecting a significant business slowdown in response to recent world events. While sales of architectural and packaging coatings have been in line with expectations, industrial coatings sales are expected to decline from the comparable period a year ago.

Commenting on the current outlook, Richard M. Rompala, Chairman and Chief Executive Officer, said, "Because of continuing political and economic uncertainties, the entire industrial economy has experienced a dramatic slowdown and we do not have a clear outlook on when business conditions will improve. In this period of uncertainty, we are taking aggressive actions to control expenses and to offset raw material cost pressures."

Valspar expects to report actual second quarter results on May 12, 2003.

Contact:      Deborah D. Weiss, Vice President and Treasurer
              The Valspar Corporation
              (612) 375-7302

NOTE: Valspar will host a conference call on Monday, April 14th at 3:45 PM
(CDT). The call can be heard live over the internet at Valspar's website at http://www.valspar.com under Investor Relations or at www.shareholder.com/val. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 800-475-6701 in the U.S. and 1-320-365-3844 outside the U.S., beginning at 7:15 PM and using access code 681826.

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This press release contains certain "forward-looking" statements. These forward-looking statements are based on management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future significant acquisitions, including risks of adverse changes in the results of acquired businesses, risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; changes in the Company's relationships with customers and suppliers; unusual weather conditions that might adversely affect sales; changes in raw materials pricing and availability; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.